Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results

for the First Quarter Ended April 5, 2020

SARASOTA, Fla.—May 15, 2020—Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR) today reported its first quarter financial results for the period ended April 5, 2020.

Financial Summary

•	Net Sales declined 16.8% to $21,140,124
•	Operating Income of $886,016 in line with prior year
•	Net Income declined 55.7% to $280,274 versus prior year
•	Loss per Common Share of $0.14 versus $0.04 in prior year

Overview

In reviewing the first quarter results, the periods ended January and February were trending favorably from an operational perspective in part as a result of the manufacturing efficiencies we have put in place over the last two years. With the advent of the coronavirus and the resultant actions taken by major OEM’s, Net Sales declined dramatically in March, falling approximately 36% versus the previous year, particularly as it relates to our Automotive business both in the U.S. and Europe. Our Automotive business represented 63% of overall Net Sales for the quarter as compared to 65% in the first quarter of the prior year.

Gross Profit as a percentage of Net Sales increased to 18.1% in the quarter as compared to 17.0% in the quarter of the preceding year. Our Industrial business commands higher gross margins than our Automotive business and for the quarter this segment contributed 37% to overall Net Sales as compared to 35% in the first quarter of the prior year. In addition to a favorable sales mix, as previously mentioned, an important contributor to the improvement in margins was the realization of efficiencies put in place at our operations the last two years, particularly at our European manufacturing site. We have spent heavily for more efficient equipment at this site. As part of our goal of improving margins at our European operation, in August 2019, we shut down equipment that manufactured calender product which is very low margin business. We built sufficient inventory to supply customers until they could either arrange for alternate sources of product or until the Company was able to convert to an alternate film source to manufacture the product. This conversion reduced Net Sales in the short-term from the prior year period but should benefit margins in the long-term. Our improvement in Gross Profit this quarter versus last year is in part due to this conversion.

Total Operating Expenses were below last year even after excluding a non-recurring restructuring charge incurred in the first quarter of last year. Further, the change in currency for the quarter resulted in a non-cash expense of $190,889 versus non-cash income of $228,133 for the first quarter of last year.

As we look to the second quarter, we expect that Net Sales will be down considerably from the prior year due to major OEM’s not producing in April and not expected to start-up until late May. We have been producing at our U.S. facility at about one-third capacity and our European site has been furloughed since late March with the expectation of a mid-to-late May start-up.

Net Sales

Net Sales for the first quarter ended April 5, 2020 were $21,140,124 versus $25,393,860 for the prior year, a decline of 16.8%. Automotive, our largest business segment which represents 62.9% of total Net Sales, declined 19.3% as our major OEM customers were virtually shuttered for the month of March. Automotive business in the U.S. declined 20.0% versus the quarter of the preceding year and our European automotive business declined 19.0% versus the comparable prior year period. As automotive OEM’s are not scheduled to reopen operations until sometime in May after being closed for all of April, we expect that declines in the automotive business will worsen in the second quarter.

Our Industrial business, representing 37.1% of total Net Sales, declined 12.0% as compared to the prior year quarter. The end users for our Industrial business are primarily major OEM’s in the heavy off-the-road equipment industry. This business slowed considerably in March due to the coronavirus implications and the delays in major capital expenditures by customers until there is greater economic certainty.

Operating Income

Operating Income for the first quarter ended April 5, 2020 was $886,016 versus $880,397 recorded in the first quarter of the prior year. Included in the first quarter of last year was a non-recurring charge of $343,003 for restructuring activities at our European manufacturing site. Eliminating that charge, Operating Income in the prior year would have been $1,223,400 resulting in a decline of $337,384 or 27.6% versus the prior year. Operating Expenses were in line with last year after deducting the non-recurring charge so the adjusted decline in Operating Income was due to the lower Gross Profit primarily due to the decline in Net Sales.

Net Loss Allocable to Common Shareholders

Net Loss Allocable to Common Shareholders was $512,561 or $0.14 per share for the first quarter of Fiscal 2020 versus a loss of $149,442 or $0.04 per share for the first quarter of last year. Noteworthy is the incremental year-to-year impact due to fluctuations in currency translations. In the first quarter of this year, we incurred a charge of $190,889 versus income of $228,133 in the first quarter of the previous year. The variations in currency translations resulted in an incremental decline of $419,022 year-to-year. All per share results reflect the one-for-five reverse stock split effective as of February 24, 2020.

Weighted average shares outstanding were 3,736,006 for the first quarter of this Fiscal Year versus 3,738,006 for the first quarter of Fiscal 2019.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-Q filed on May 15, 2020.

About Uniroyal Global Engineered Products, Inc.

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2019 was derived 64.9% from the automotive industry and approximately 35.1% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

	(Unaudited)
ASSETS	April 5, 2020 (1)	December 29, 2019
CURRENT ASSETS
Cash and cash equivalents	$841,283	$513,588
Accounts receivable, net	11,471,935	11,662,325
Inventories, net	19,950,540	19,116,542
Other current assets	653,898	930,015
Related party receivable	4,224	-
Total Current Assets	32,921,880	32,222,470
PROPERTY AND EQUIPMENT, NET	18,347,584	19,103,319
OPERATING LEASE RIGHT-OF-USE ASSETS	6,103,179	6,607,963

OTHER ASSETS
Intangible assets	3,135,338	3,263,781
Goodwill	1,079,175	1,079,175
Other long-term assets	3,500,654	3,489,313
Total Other Assets	7,715,167	7,832,269
TOTAL ASSETS	$65,087,810	$65,766,021

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$-	$332,141
Lines of credit	19,784,561	20,530,773
Current maturities of long-term debt	1,428,456	1,497,160
Current maturities of finance lease liabilities	23,138	106,253
Accounts payable	10,985,318	9,232,119
Accrued expenses and other liabilities	5,000,147	3,890,367
Related party obligation	487,296	608,517
Current portion of postretirement benefit liability - health and life	155,803	155,803
Total Current Liabilities	37,864,719	36,353,133

LONG-TERM LIABILITIES
Long-term debt, less current portion	2,926,528	3,378,458
Finance lease liabilities, less current portion	-	6,397
Operating lease liabilities	5,659,220	6,106,568
Related party lease financing obligation	2,612,565	2,646,970
Long-term debt to related parties	2,990,655	3,190,655
Postretirement benefit liability - health and life, less current portion	2,586,299	2,592,023
Other long-term liabilities	622,453	715,308
Total Long-Term Liabilities	17,397,720	18,636,379
Total Liabilities	55,262,439	54,989,512

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 3,736,006 shares issued and outstanding as of April 5, 2020 and December 29, 2019	3,736	18,680
Additional paid-in capital	35,290,590	35,275,646
Accumulated deficit	(24,813,764)	(24,301,203)
Accumulated other comprehensive loss	(1,736,016)	(1,297,439)
Total Stockholders' Equity	9,825,371	10,776,509

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$65,087,810	$65,766,021

(1)	The amounts in common stock and additional paid-in capital as of April 5, 2020 have been adjusted to reflect the one-for-five reverse stock split that became effective on February 24, 2020.

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	April 5, 2020	March 31, 2019 (1)

NET SALES	$21,140,124	$25,393,860

COST OF GOODS SOLD	17,309,542	21,079,658

Gross Profit	3,830,582	4,314,202

OPERATING EXPENSES:
Selling	992,447	1,103,038
General and administrative	1,603,717	1,510,800
Research and development	348,402	476,964
Other operating expenses	-	343,003
OPERATING EXPENSES	2,944,566	3,433,805

Operating Income	886,016	880,397

OTHER EXPENSE:
Interest and other debt related expense	(467,483)	(514,296)
Other income (expense)	(190,889)	228,133
Net Other Expense	(658,372)	(286,163)

INCOME BEFORE TAX PROVISION	227,644	594,234

TAX BENEFIT	(52,630)	(38,868)

NET INCOME	280,274	633,102

Preferred stock dividend	(792,835)	(782,544)

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(512,561)	$(149,442)

LOSS PER COMMON SHARE:
Basic	$(0.14)	$(0.04)
Diluted	$(0.14)	$(0.04)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	3,736,006	3,738,006
Diluted	3,736,006	3,738,006

(1)	Share and per share amounts for the three months ended March 31, 2019 have been restated to reflect the one-for-five reverse stock split that became effective on February 24, 2020.